Supplement dated December 19, 2022
to the pricing supplements, each dated December 13, 2022,
to the Product Prospectus Supplement No. ERN-ES-1, the
Prospectus Supplement and the Prospectus, Each Dated
September 14, 2021 (each, a “Note Prospectus”)
Filed pursuant to Rule 424(b)(3) Registration Statement 333-259205

Royal Bank of Canada
Notes Linked to Raymond James Analysts’ Best Picks® for 2023, due December 20, 2023
Global Medium-Term Notes, Series I
CUSIPS: 78015QCV1 and 78015QCX7
(the “notes”)

This document (the “supplement”) supplements each Note Prospectus. Capitalized terms used but not defined in this supplement have the meanings set forth in each Note Prospectus.
The Initial Share Price for each Reference Stock was determined after the close of trading on December 13, 2022, in the manner contemplated by each Note Prospectus.  The Initial Share Price for each Basket Component is set forth in the table below:

Reference Stock	Ticker	Initial Share Price
The Allstate Corporation	ALL	$130.925
APA Corporation	APA	$44.9275
Boston Scientific Corporation	BSX	$46.6275
Clean Harbors, Inc.	CLH	$117.615
Copa Holdings, S.A.	CPA	$82.3175
CubeSmart	CUBE	$41.86
Encompass Health Corporation	EHC	$57.6025
Equinix, Inc.	EQIX	$692.41
Fidelity National Information Services, Inc.	FIS	$71.105
First Republic Bank	FRC	$122.035
Intercontinental Exchange, Inc.	ICE	$103.3225
Juniper Networks, Inc.	JNPR	$32.57
Mobileye Global Inc.	MBLY	$34.60
Dave & Buster's Entertainment, Inc.	PLAY	$34.865
Planet Fitness, Inc.	PLNT	$76.855
TD SYNNEX Corporation	SNX	$97.735
Target Corporation	TGT	$149.3575
WESCO International, Inc.	WCC	$124.0575
Weyerhaeuser Company	WY	$32.155

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the section "Selected Risk Considerations" beginning on page P-7 of the applicable Pricing Supplement, and “Risk Factors” beginning on page PS-4 of product supplement ERN-ES-1, and on page S-2 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you make any invest decision relating to the notes.

You may access these documents on the SEC website at www.sec.gov as follows:

Pricing Supplement relating to CUSIP 78015QCV1, dated December 13, 2022:
https://www.sec.gov/Archives/edgar/data/1000275/000114036122045728/brhc10045416_424b2.htm
Pricing Supplement relating to CUSIP 78015QCX7, dated December 13, 2022:
https://www.sec.gov/Archives/edgar/data/1000275/000114036122045729/brhc10045423_424b2.htm
Product Prospectus Supplement ERN-ES-1 dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000114036121031259/brhc10028936_424b5.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Royal Bank of Canada.